Exhibit 99.1

     Rock-Tenn Company Reports Third Quarter Fiscal 2006 Results

    NORCROSS, Ga.--(BUSINESS WIRE)--Aug. 3, 3006--Rock-Tenn Company (NYSE:RKT) today reported financial results for the quarter ended June 30, 2006.

    Third Quarter Developments

    -- Net sales for the third quarter of fiscal 2006 increased 29.1% to $548.3 million, an increase of $123.7 million from the third quarter of fiscal 2005.

    -- Segment income increased $10.1 million, or 41.1%, to $34.7 million over the prior year quarter.

    -- The Company reported net income of $11.0 million, or $0.30 per diluted share, for the quarter compared to net income of $12.0 million, or $0.33 per diluted share, in the prior year quarter.

    -- Rock-Tenn recorded pre-tax restructuring and other costs totaling $2.7 million during the quarter. Results of the third quarter also reflect a $1.0 million pre-tax operating loss at the Kerman, California folding carton facility that was closed during the quarter and $4.5 million in lost business and other incremental costs associated with a mechanical failure of the white liquor clarifier at the Company's bleached paperboard mill. These costs aggregate to $0.13 per diluted share after-tax.

    -- In addition, the Company decided to exit from its merchandising display operations in Mexico and recorded pre-tax operating losses of $1.7 million, or $0.03 per diluted share after-tax for the third quarter.

    -- Net income for the third quarter of fiscal 2006 reflected tax benefits of $3.3 million primarily related to R&D tax credits for fiscal 2002 through 2005 and a change in deferred taxes due to recently enacted lower income tax rates in Canada. These benefits total $0.09 per diluted share.

    -- Operating income for the prior year quarter included pre-tax restructuring and other costs of $0.8 million, or $0.01 per diluted share after-tax, and an additional $1.5 million pre-tax charge, or $0.03 per diluted share after-tax, for the resolution of an arbitration relating to the Company's gypsum paperboard liner joint venture. Net income for the prior year quarter also included $5.6 million, or $0.16 per diluted share, for a reduction in tax liabilities from the favorable resolution of historical federal and state tax deductions.

    Segment Results

    Packaging Products Segment

    Packaging Products segment net sales increased $87.0 million to $326.2 million in the third quarter of fiscal 2006 compared to the third quarter of fiscal 2005. The Pulp and Paperboard and Paperboard Packaging assets acquired from Gulf States Paper Corporation (GSPP) in June 2005 were the primary factor in the sales increase. Packaging Products segment operating income increased 24.5% to $13.2 million in the third quarter of fiscal 2006 compared to the third quarter of fiscal 2005.

    Merchandising Displays Segment

    Merchandising Displays segment net sales increased $9.9 million to $93.4 million in the third quarter of fiscal 2006 over the prior year quarter, due to higher sales of corrugated packaging. Operating income for the segment was $2.6 million in the third quarter of fiscal 2006 and $6.4 million in the third quarter of fiscal 2005. The loss relating to the merchandising display facility in Mexico was the largest factor in the variance.

    Paperboard Segment

    Paperboard segment net sales increased $49.1 million to $204.1 million in the third quarter of fiscal 2006 compared to the third quarter of fiscal 2005 as a result of sales from the GSPP bleached paperboard and pulp mill acquired in June 2005, strong demand for recycled paperboard and higher pricing. The average price per ton increased $13 from the second quarter of fiscal 2006 reflecting partial recovery of pricing increases in all paperboard and pulp grades. Paperboard segment operating income increased $11.3 million to $18.9 million in the third quarter of fiscal 2006 compared to the prior year quarter. The Company's recycled paperboard mills operated at 96% of capacity in the third quarter compared to 93% in the prior year quarter. The bleached paperboard mill operated at 94% of capacity.

    Chairman and Chief Executive Officer's Statement

    Rock-Tenn Company Chairman and Chief Executive Officer James A. Rubright stated, "The continued improvement in our results reflect the strengthening market for coated recycled paperboard and other recycled grades. We expect further improvement in the paperboard segment as pricing for all paperboard grades and market pulp has continued to improve. Further, this quarter we signed a paperboard supply agreement with a major folding carton company that will add a minimum of 30,000 tons per year to our coated recycled mill system, which should allow our mills to operate at higher operating rates than we have over the last year."

    Cash Provided By Operating Activities

    Net cash provided by operating activities in the third quarter of fiscal 2006 was $37.0 million compared to net cash provided by operating activities of $62.1 million in the prior year quarter.

    Financing

    Rock-Tenn's net debt (as hereinafter defined) was $830.0 million at June 30, 2006 compared to $846.6 million at March 31, 2006 and $876.0 million at September 30, 2005. The Company reduced net debt by $16.6 million during the quarter, and contributed $11.6 million to its pension plans during the quarter.

    Conference Call

    The Company will host a conference call to discuss its results of operations for the third quarter of fiscal 2006 and other topics that may be raised during the discussion at 11:00 a.m., Eastern Time, on Thursday, August 3, 2006. The conference call will be webcast and can be accessed, along with a copy of this press release and any other statistical information related to the conference call, at www.rocktenn.com.

    About Rock-Tenn Company

    Rock-Tenn Company provides a wide range of marketing and packaging solutions to consumer products companies at low costs, with combined pro forma net sales of approximately $2.1 billion and operating locations in the United States, Canada, Mexico, Argentina and Chile. The Company is one of North America's leading manufacturers of packaging products, merchandising displays and bleached and recycled paperboard.

    Cautionary Statements

    Statements herein regarding, among others, expectations regarding operating and financial performance constitute forward-looking statements within the meaning of the federal securities laws. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding, among other things, expected economic, competitive and market conditions generally; expected volumes and price levels of purchases by customers; energy costs; competitive conditions in our businesses and possible adverse actions of our customers, our competitors and suppliers. Management believes its assumptions are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. There are many factors that impact these forward-looking statements that we cannot predict accurately. Further, our business is subject to a number of general risks that would affect any such forward-looking statements including, among others, decreases in demand for the Company's products; increases in energy, raw materials, shipping and capital equipment costs; reduced supply of raw materials; fluctuations in selling prices and volumes; intense competition; the potential loss of certain customers; and adverse changes in general market and industry conditions. Such risks are more particularly described in the Company's filings with the Securities and Exchange Commission, including under the caption "Business -- Forward-Looking Information" and "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year. Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.


                           ROCK-TENN COMPANY
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (UNAUDITED)
                (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

======================================================================
                                    FOR THE THREE      FOR THE NINE
                                    MONTHS ENDED       MONTHS ENDED
                                    June    June      June      June
                                     30,     30,       30,       30,
                                    2006    2005      2006      2005
----------------------------------------------------------------------
NET SALES                          $548.3  $424.6  $1,568.4  $1,204.8

Cost of Goods Sold                  456.3   352.7   1,327.6   1,019.5
----------------------------------------------------------------------
Gross Profit                         92.0    71.9     240.8     185.3
Selling, General and
 Administrative Expenses             62.0    49.9     181.1     143.6
Restructuring and Other Costs         2.7     0.8       7.2       4.0
----------------------------------------------------------------------
Operating Profit                     27.3    21.2      52.5      37.7
Interest Expense                    (14.3)   (9.1)    (42.1)    (22.3)
Interest and Other Income             0.6     0.3       1.2       0.4
Income (Loss) from Unconsolidated
 Joint Venture                       ---     (1.3)      1.4      (1.0)
Minority Interest in Income of
 Consolidated Subsidiaries           (1.6)   (1.4)     (4.7)     (3.0)
----------------------------------------------------------------------
INCOME BEFORE INCOME TAXES           12.0     9.7       8.3      11.8

Income Tax (Expense) Benefit         (1.0)    2.3      (1.1)      0.9
----------------------------------------------------------------------
NET INCOME                         $ 11.0  $ 12.0  $    7.2  $   12.7
----------------------------------------------------------------------
Weighted Average Common Shares
 Outstanding - Diluted               36.9    35.9      36.6      35.9
----------------------------------------------------------------------

Diluted Earnings Per Share         $ 0.30  $ 0.33  $   0.20  $   0.35
======================================================================


                           ROCK-TENN COMPANY
                          SEGMENT INFORMATION
                              (UNAUDITED)
                  (IN MILLIONS, EXCEPT TONNAGE DATA)


                                 FOR THE THREE         FOR THE NINE
                                 MONTHS ENDED          MONTHS ENDED
                                 June      June       June      June
                                  30,       30,        30,       30,
                                 2006      2005       2006      2005
----------------------------------------------------------------------
NET SALES:

Packaging Products Segment     $  326.2  $  239.2  $  947.0  $  679.8
Merchandising Displays Segment     93.4      83.5     254.2     249.1
Paperboard Segment                204.1     155.0     597.5     415.5
Intersegment Eliminations         (75.4)    (53.1)   (230.3)   (139.6)
----------------------------------------------------------------------
TOTAL NET SALES                $  548.3  $  424.6  $1,568.4  $1,204.8
----------------------------------------------------------------------

SEGMENT INCOME:

Packaging Products Segment     $   13.2  $   10.6  $   33.4  $   21.6
Merchandising Displays Segment      2.6       6.4      10.0      13.9
Paperboard Segment                 18.9       7.6      33.7      15.6
----------------------------------------------------------------------

Total Segment Income           $   34.7  $   24.6  $   77.1  $   51.1

Restructuring and Other Costs      (2.7)     (0.8)     (7.2)     (4.0)
Non-Allocated Expense              (4.7)     (3.9)    (16.0)    (10.4)
Interest Expense                  (14.3)     (9.1)    (42.1)    (22.3)
Interest and Other Income           0.6       0.3       1.2       0.4
Minority Interest in Income of
 Consolidated Subsidiaries         (1.6)     (1.4)     (4.7)     (3.0)
----------------------------------------------------------------------

INCOME BEFORE TAXES            $   12.0  $    9.7  $    8.3  $   11.8
======================================================================

Recycled Paperboard Shipped
 (in tons)                      264,761   256,386   786,984   764,577
Bleached Paperboard Shipped
 (in tons)(a)                    76,579    26,713   236,450    26,713
Pulp Shipped (in tons)(a)        23,645     6,933    66,550     6,933
======================================================================
(a) Bleached paperboard and market pulp tons shipped begin in June 2005 as a result of the GSPP acquisition.


                           ROCK-TENN COMPANY
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (UNAUDITED)
                             (IN MILLIONS)
======================================================================
                                     FOR THE THREE     FOR THE NINE
                                     MONTHS ENDED      MONTHS ENDED
                                     June     June     June    June
                                      30,      30,      30,     30,
                                     2006     2005     2006    2005
----------------------------------------------------------------------
CASH FLOWS FROM OPERATING
 ACTIVITIES:
Net income                          $ 11.0  $  12.0  $   7.2  $  12.7

Items in income not affecting cash:
Depreciation and amortization         26.1     20.5     77.8     57.5
Deferred income tax (benefit)
 expense                              (9.1)     2.4     (1.8)     2.0
Share-based compensation expense       1.0      0.6      2.5      1.3
Income tax benefit of employee
 stock options                          --       --       --      0.1
Gain on disposal of plant and
 equipment and other, net             (1.3)    (1.8)    (1.2)    (1.7)
(Gain) loss on foreign currency
 transactions                          0.3     (0.1)     0.2      0.3
(Income) loss from unconsolidated
 joint venture                          --      1.3     (1.4)     1.0
Minority interest in income of
 consolidated subsidiaries             1.6      1.4      4.7      3.0
Impairment adjustments and other
 non-cash items                        0.8       --      2.6     (0.1)
Proceeds from termination of
 cash flow interest rate hedges        4.6       --     14.5       --
Pension funding (more) less than
 expense                              (7.9)    (3.1)    (8.2)     4.5
Net changes in operating assets and
 liabilities                           9.9     28.9      8.5     18.1
----------------------------------------------------------------------

NET CASH PROVIDED BY OPERATING
 ACTIVITIES                           37.0     62.1    105.4     98.7
----------------------------------------------------------------------

INVESTING ACTIVITIES:

Capital expenditures                 (19.1)   (11.8)   (46.2)   (34.2)
Purchases of marketable securities      --    (20.0)      --   (195.3)
Maturities and sales of marketable
 securities                             --     51.2       --    223.5
Cash paid for purchase of
 businesses, net of cash received       --   (553.9)    (7.8)  (554.0)
Proceeds from sale of property,
 plant and equipment                   3.6      2.8      4.4      5.3

----------------------------------------------------------------------

NET CASH USED FOR INVESTING
 ACTIVITIES                          (15.5)  (531.7)   (49.6)  (554.7)
----------------------------------------------------------------------

FINANCING ACTIVITIES:

Additions to revolving credit
 facilities                            4.0    170.0     64.5    170.0
Repayments to revolving credit
 facilities                          (35.1)      --   (161.5)      --
Additions to debt                     15.8    310.5     47.2    310.5
Repayments of debt                    (3.7)    (0.1)   (17.1)    (9.8)
Payment on termination of fair
 value interest rate hedges             --     (4.3)      --     (4.3)
Debt issuance costs                     --     (3.8)    (0.3)    (3.9)
Issuance of common stock               2.7      0.7      5.6      3.5
Excess tax benefits from share-
 based compensation                    0.1       --      0.2       --
Capital contributed to consolidated
 subsidiary from minority interest      --       --      2.1       --
Cash dividends paid to shareholders   (3.3)    (3.2)    (9.9)    (9.7)
Cash distributions to minority
 interest                             (1.9)    (1.4)    (4.8)    (1.9)

----------------------------------------------------------------------
NET CASH PROVIDED BY (USED FOR)
 FINANCING ACTIVITIES                (21.4)   468.4    (74.0)   454.4
----------------------------------------------------------------------

Effect of exchange rate changes on
 cash                                 (0.2)      --     (0.6)     0.2

DECREASE IN CASH AND CASH
 EQUIVALENTS                          (0.1)    (1.2)   (18.8)    (1.4)

Cash and cash equivalents:
Beginning of period                    8.1     28.5     26.8     28.7
----------------------------------------------------------------------
End of period                       $  8.0  $  27.3  $   8.0  $  27.3
----------------------------------------------------------------------

SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
Cash paid during the period for:
     Income taxes, net of refunds   $  1.4  $  (0.6) $   5.4  $   4.1
     Interest, net of amounts
      capitalized                      9.1      0.1     38.3     14.9
======================================================================


                           ROCK-TENN COMPANY
                 CONDENSED CONSOLIDATED BALANCE SHEET
                              (UNAUDITED)
                             (IN MILLIONS)

======================================================================
                                           June      March   September
                                            30,       31,       30,
                                           2006      2006      2005
----------------------------------------------------------------------
ASSETS:

Cash and cash equivalents                $    8.0  $    8.1  $   26.8

Receivables - net                           222.3     203.6     199.5

Inventories - at LIFO cost                  218.3     208.5     202.0

Other current assets                         36.5      42.2      30.5

Current assets held for sale                  4.1       5.0       3.4

----------------------------------------------------------------------
TOTAL CURRENT ASSETS                        489.2     467.4     462.2
----------------------------------------------------------------------

Land, building and equipment - net          858.0     861.4     885.0

Intangible and other assets                 450.1     454.2     451.2
----------------------------------------------------------------------

TOTAL ASSETS                             $1,797.3  $1,783.0  $1,798.4

======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY:

Current portion of debt                  $  111.3  $   92.8  $   62.1

Other current liabilities                   276.3     245.3     217.1
----------------------------------------------------------------------

TOTAL CURRENT LIABILITIES                   387.6     338.1     279.2

----------------------------------------------------------------------

Long-term maturities of debt                726.7     761.9     840.7
Hedge adjustments resulting from
 terminated fair value interest rate
 derivatives or swaps                        10.9      11.4      12.3
                                         --------- --------- ---------
Total long-term debt                        737.6     773.3     853.0

Accrued pension                              98.1     106.2     106.8

Deferred income taxes                        82.3      90.8      83.0

Other long-term liabilities                   4.5       3.7       3.6

Minority interest                            18.6      18.9      16.6

Shareholders' equity                        468.6     452.0     456.2

----------------------------------------------------------------------

TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                     $1,797.3  $1,783.0  $1,798.4
======================================================================


Rock-Tenn Company Quarterly Statistics

Paperboard Group Operating Statistics

                           1st       2nd      3rd      4th     Fiscal
                         Quarter   Quarter   Quarter  Quarter   Year
                    --------------------------------------------------
Average Price Per
 Ton (a)
-----------------
All Tons
     2004                 $  422   $  424    $ 439    $ 455     $  435
     2005                    467      472      491      523        492
     2006                    524      526      539      --         --

Tons Shipped
------------
Coated and Specialty (a)
     2004                230,710  248,743  248,078  224,881    952,412
     2005                210,566  209,706  211,628  209,721    841,621
     2006                208,325  223,469  220,596      --         --

Corrugated Medium
     2004                 43,880   42,942   44,667   46,103    177,592
     2005                 42,691   45,228   44,758   44,841    177,518
     2006                 44,985   45,444   44,165      --         --

Bleached Paperboard (b)
     2005                    --       --    26,713   84,169    110,882
     2006                 79,152   80,719   76,579      --         --

Market Pulp (b)
     2005                    --       --     6,933   23,104     30,037
     2006                 14,994   27,911   23,645      --         --

Total (c)
     2004                274,590  291,685  292,745  270,984  1,130,004
     2005                253,257  254,934  290,032  361,835  1,160,058
     2006                347,456  377,543  364,985      --         --

(a) Average Price Per Ton and Tons Shipped include tons shipped by Seven Hills Paperboard LLC, our unconsolidated joint venture with LaFarge North America, Inc.
(b) Bleached Paperboard and Market Pulp tons shipped begin in June 2005 as a result of the GSPP acquisition.
(c) Beginning in the third quarter of fiscal 2005, Average Price Per Ton includes Coated and Specialty Recycled Paperboard, Corrugated Medium, Bleached Paperboard and Market Pulp.


Rock-Tenn Company Quarterly Statistics

Segment Sales and Operating Income
(In Millions)

                        1st       2nd       3rd       4th     Fiscal
                       Quarter   Quarter   Quarter   Quarter    Year
                      --------  --------  --------  --------  --------

Packaging Segment
 Sales
     2004              $208.9    $231.7    $231.6    $235.9    $908.1
     2005               221.8     218.8     239.2     314.2     994.0
     2006               301.1     319.7     326.2        --        --
Packaging Income
     2004              $  7.0    $ 10.2    $ 11.8    $  9.0    $ 38.0
     2005                 5.3       5.7      10.6      11.8      33.4
     2006                 6.8      13.4      13.2        --        --
Return On Sales
     2004                 3.4%      4.4%      5.1%      3.8%      4.2%
     2005                 2.4%      2.6%      4.4%      3.8%      3.4%
     2006                 2.3%      4.2%      4.0%       --        --

Merchandising
 Displays Segment
 Sales
     2004              $ 73.5    $ 77.5    $ 75.8    $ 91.5    $318.3
     2005                79.5      86.1      83.5      84.7     333.8
     2006                75.4      85.4      93.4        --        --
Merchandising
 Displays Income
     2004              $  5.9    $  7.5    $  6.1    $  9.6    $ 29.1
     2005                 2.7       4.8       6.4       7.2      21.1
     2006                 3.2       4.2       2.6        --        --
Return on Sales
     2004                 8.0%      9.7%      8.0%     10.5%      9.1%
     2005                 3.4%      5.6%      7.7%      8.5%      6.3%
     2006                 4.2%      4.9%      2.8%       --        --

Paperboard Segment
 Sales
     2004              $128.3    $136.1    $138.6    $136.9    $539.9
     2005               128.7     131.8     155.0     199.9     615.4
     2006               187.7     205.7     204.1        --        --
Paperboard Income
 (Loss)
     2004              $  3.1    $  2.4    $  2.6    $  7.6    $ 15.7
     2005                 4.4       3.6       7.6      16.0      31.6
     2006                (1.0)     15.8      18.9        --        --
Return on Sales
     2004                 2.4%      1.8%      1.9%      5.6%      2.9%
     2005                 3.4%      2.7%      4.9%      8.0%      5.1%
     2006                (0.5)%     7.7%      9.3%       --        --


Rock-Tenn Company Quarterly Statistics

Key Financial Statistics
(In Millions except EPS Data)

                             1st       2nd     3rd       4th    Fiscal
                            Quarter   Quarter Quarter   Quarter  Year
                            -------- -------- -------- -------- ------
Net Income (Loss)
     2004                   $11.9    $ 2.9   $ (3.7)   $ 6.5    $17.6
     2005                     0.5      0.2     12.0      4.9     17.6
     2006                    (9.0)     5.2     11.0       --       --

Diluted EPS
     2004                   $0.34    $0.08   $(0.11)   $0.18    $0.50
     2005                    0.01     0.01     0.33     0.14     0.49
     2006                   (0.25)    0.14     0.30       --       --

Depreciation & Amortization
     2004                   $18.6    $18.6   $ 18.3    $18.7    $74.2
     2005                    18.5     18.5     20.5     26.5     84.0
     2006                    25.8     25.9     26.1       --       --

Capital Expenditures
     2004                   $15.4    $14.9   $ 18.3    $12.2    $60.8
     2005                    10.2     12.2     11.8     20.1     54.3
     2006                    13.5     13.6     19.1       --       --

    Non-GAAP Measures

    Net Debt

    We have defined the non-GAAP measure net debt to include the aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, the balance of our cash and cash equivalents and certain other investments that we consider to be readily available to satisfy such debt obligations.
    Rock-Tenn management uses net debt, along with other factors, to evaluate our financial condition. We believe that net debt is an appropriate supplemental measure of financial condition because it provides a more complete understanding of our financial condition before the impact of our decisions regarding the appropriate use of cash and liquid investments. Set forth below is a reconciliation of net debt to the most directly comparable GAAP measures, Total Current Portion of Debt and Total Long-Term Debt:

(In Millions)                       June 30,  March 31,  September 30,
                                      2006      2006         2005
                                   ---------- --------- --------------

Total Current Portion of Debt      $   111.3  $   92.8  $        62.1
Total Long-Term Debt                   737.6     773.3          853.0
                                   ---------- --------- --------------
                                       848.9     866.1          915.1
Less: Hedge Adjustments Resulting
 From Terminated Fair Value
 Interest Rate Derivatives
 or Swaps                              (10.9)    (11.4)         (12.3)
                                   ---------- --------- --------------
                                       838.0     854.7          902.8
Less: Cash and Cash Equivalents         (8.0)     (8.1)         (26.8)
                                   ---------- --------- --------------
Net Debt                           $   830.0  $  846.6  $       876.0
                                   ========== ========= ==============

    Credit Agreement EBITDA and Total Funded Debt

    "Credit Agreement EBITDA" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Credit Agreement EBITDA is generally defined as Consolidated Net Income plus: consolidated interest expense, income taxes of the consolidated companies determined in accordance with GAAP, depreciation and amortization expense of the consolidated companies determined in accordance with GAAP, certain non-cash and cash charges incurred, expenses associated with the write up of inventory acquired in the GSPP acquisition to fair market value as required by SFAS 141, charges taken resulting from the impact of changes to accounting rules related to the expensing of stock options and pro forma GSPP EBITDA calculated giving pro forma effect to the acquisition calculated in accordance with the methodology applied by the Company in its financial statements filed with the SEC.
    "Total Funded Debt" is calculated in accordance with the definition contained in the Company's Senior Credit Facility. Total Funded Debt is generally defined as aggregate debt obligations reflected in our balance sheet, less the hedge adjustments resulting from terminated and existing fair value interest rate derivatives or swaps, plus additional outstanding letters of credit not already reflected in debt.
    Rock-Tenn management uses Credit Agreement EBITDA and Total Funded Debt to evaluate compliance with Rock-Tenn's debt covenants and borrowing capacity available under its Senior Credit Facility. Management believes that investors also use such measures to evaluate the Company's compliance with its debt covenants and available borrowing capacity. Borrowing capacity is dependent upon, in addition to other measures, the "Leverage Ratio," which is defined as Total Funded Debt divided by Credit Agreement EBITDA. As of June 30, 2006, the Company's Leverage Ratio was 4.55 times, which compares to a maximum Leverage Ratio under the Senior Credit Facility of 5.0 times. Credit Agreement EBITDA and Total Funded Debt are not intended to be substitutes for GAAP financial measures and should not be used as such.

    Set forth below is a reconciliation of Credit Agreement EBITDA to net income:

(In Millions)                                          12 Months Ended
                                                         June 30, 2006
                                                       ---------------

Net Income                                             $         12.1
Interest Expense and Other Income                                55.2
Income Taxes                                                      4.3
Depreciation and Amortization                                   102.9
Additional Permitted Charges                                     12.7
                                                       ---------------

Credit Agreement EBITDA                                $        187.2
                                                       ===============

    Set forth below is a reconciliation of Total Funded Debt to the most directly comparable GAAP measures, Total Current Portion of Debt and Total Long-Term Debt:

(In Millions)                                                 June 30,
                                                                 2006
                                                       ---------------

Total Current Portion of Debt                          $        111.3
Total Long-Term Debt                                            737.6
                                                       ---------------
                                                                848.9
Less: Hedge Adjustments Resulting From Terminated
  Fair Value Interest Rate Derivatives or Swaps                 (10.9)
                                                       ---------------
                                                                838.0
Plus: Letters of Credit                                          13.3
                                                       ---------------
Total Funded Debt                                      $        851.3
                                                       ===============

    CONTACT: Rock-Tenn Company
             David Rees, 678-291-7552